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Thursday July 15, 1999
COMPANY PRESS RELEASE

     ADVANCED COMMUNICATIONS SIGNS DEFINITIVE AGREEMENT TO SELL
                       ITS TELECOM OPERATIONS

ST. LOUIS (July 15, 1999) Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced the execution of a definitive agreement to sell its entire base of telecommunications operations for cash of $49.8 million to Compass Telecommunications, Inc. The consideration is subject to adjustment based on the amount of working capital at closing. The transaction is subject to shareholder and various regulatory approvals, including those of the FCC and various state public service commissions.

Compass Telecommunications, Inc., led by a management team with considerable telecommunications industry investment and operating experience, intends to capitalize the business to enable significant expansion of its products, services and scope of operations. Tony Capers of ACG will head the management of the telecommunications services operations until the transaction closes, which management expects by December 31, 1999.

Richard O'Neal, ACG Chairman and CEO added, "This divestiture is consistent with our previously announced change in strategic focus, which resulted in the decision to sell our telecom operations and expand the yellow pages business as WorldPages.com. The new enterprise will focus on creating a world-class, integrated network of print and Internet directories to take advantage of the convergence of these advertising mediums."

Pursuant to the execution of definitive agreements announced on June 3, 1999, ACG plans to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and a web site production company, Big Stuff, Inc. Upon closing, regulatory and shareholder approvals, ACG will be re-named "WorldPages.com" and its stock will continue to be traded on the New York Stock Exchange under a new symbol.
Please visit www.acginc.net and find the world at www.worldpages.com
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